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Exhibit 23.2

Consent of Independent Auditors

        We consent to the use of our report dated March 14, 2014, relating to our audit of Hibernia Energy, LLC as of and for the year ended December 31, 2013 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-195506) and related Prospectus of Athlon Holdings LP for the offer to exchange up to $500 million of its 7 3/8% Senior Notes due 2021 (the "Registration Statement").

        We also consent to the use of our report dated April 8, 2014, relating to our audit of the Schedule of Direct Operating Revenues and Direct Operating Expenses of the Piedra Energy II, LLC assets for the year ended December 31, 2013 in the Registration Statement.

        We also consent to the reference to our firm under the caption "Experts" included in the Prospectus, which is part of the Registration Statement.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas
June 25, 2014

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  Exhibit 23.2
Consent of Independent Auditors